1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/apartment

March 22, 2010

[Investor Name]
[Address]

Dear [Name]:

I write to provide you with information in regards to the board of directors of Grubb & Ellis Apartment REIT, Inc.’s consideration of your share repurchase request.

The goal of our board of directors, together with our sponsor, Grubb & Ellis Company, is to be able to pay our company’s distributions completely with funds from our ongoing operations. As is called for in today’s challenging economic environment, management has undertaken a number of cost reduction measures at the property portfolio and corporate levels to aid in achieving this goal. In addition, since January 1, 2009, Grubb & Ellis Company has waived the asset management fee that our company would be obligated to pay its advisor until such time as our funds from operations are sufficient to pay the amount of our distributions declared to investors.

Under our share repurchase plan, our board of directors has the sole discretion to accept or reject requests made under the share repurchase plan on a quarterly basis. While I am pleased to report that our board of directors has approved all death and qualifying disability share repurchase requests submitted during the first quarter of 2010, our board of directors has determined that it is in the best interest of Grubb & Ellis Apartment REIT and its investors to preserve our company’s cash and defer all other first quarter 2010 requests made under the share repurchase plan until they are reconsidered by our board of directors in the next redemption period. Stockholders who submitted share repurchase requests but have not had their share effected do not need to take any further action in order for our board of directors to reconsider their requests in the next redemption period.

We thank you for the trust and confidence you have placed in Grubb & Ellis Apartment REIT. As always, we remain committed to providing you with the best possible service. Should you have any questions regarding Grubb & Ellis Apartment REIT, please feel free to contact our Investor Services department at 877-888-7348.

Kind regards,

/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
Chairman, Chief Executive Officer and President

Cc: [Name]